Exhibit (i)

VEDDER PRICE P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601 312-609-7500 FAX: 312-609-5005 CHICAGO • NEW YORK CITY • WASHINGTON, D.C.
April 29, 2010
EquiTrust Variable Insurance Series Fund
5400 University Avenue
West Des Moines, IA 50266
Ladies and Gentlemen:
     We have acted as counsel to the EquiTrust Variable Insurance Series Fund, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 32 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the Money Market Portfolio, the High Grade Bond Portfolio, the Managed Portfolio, the Strategic Yield Portfolio, the Value Growth Portfolio and the Blue Chip Portfolio, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), of which the Shares have been classified and designated as Initial Class and Service Class shares, under the Securities Act of 1933, as amended (the “1933 Act”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Amended and Restated Declaration of Trust, the Trust’s By-Laws, as amended, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (a) the statutory laws and regulations of the United States of America and (b) the statutory laws and regulations of the Commonwealth of Massachusetts (excluding any cases decided thereunder), which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

EquiTrust Variable Insurance Series Fund
April 29, 2010

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.
     Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or a Portfolio. However, the Amended and Restated Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or a Portfolio and requires that notice of such disclaimer be given in each note, bond, contract or undertaking made or issued by or on behalf of the Trust or the Trustees of the Trust. The Amended and Restated Declaration of Trust also provides for indemnification out of the property of a Portfolio for all losses and expenses of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which a Portfolio would be unable to meet its obligations.
     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any changes which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.
Very truly yours,
/s/ VEDDER PRICE P.C.
VEDDER PRICE P.C.
RMH/JAA